EXHIBIT 11

                                MAXXAM INC.

                         COMPUTATION OF NET INCOME
                   PER COMMON AND COMMON EQUIVALENT SHARE


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

                                                        Three Months Ended
                                                             March 31,
                                                   ----------------------------
                                                        1998           1997
                                                   -------------- -------------
Weighted average common shares outstanding              7,000,597     8,656,948
Common equivalent shares attributable to stock
     options and convertible securities                   796,918       770,636
                                                   -------------- -------------
     Total common and common equivalent shares          7,797,515     9,427,584
                                                   ============== =============

Earnings per share information:
Basic:
     Net income                                    $         0.28 $         .08
                                                   ============== =============

Diluted:
     Net income per common and common equivalent
          share                                    $         0.25 $         .07
                                                   ============== =============


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